UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 7, 2015 (December 4, 2015)

MICROCHIP TECHNOLOGY INCORPORATED (Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 4, 2015, Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into Amendment No. 1 to Amended and Restated Credit Agreement (the “Amendment”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which amends that certain Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, by and among the Company, the lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the Amendment, the Company utilized a portion of its option to expand the revolving commitments under the Credit Agreement and increased the 2020 Dollar Tranche Commitments and the 2020 Multicurrency Tranche Commitments by an aggregate of $204.0 million. As a result of the Amendment and a prior increase in the revolving commitments, the Amendment reflects that the remaining option to increase the revolving commitments or obtain term loans under the Credit Agreement is $45,437,500. The Total Leverage Ratio covenant was amended to permit the Company, at its option in connection with certain acquisitions and subject to the terms and conditions provided in the Amendment, to increase the maximum ratio permitted thereunder to 5.0 to 1.0 for a period of four consecutive fiscal quarters, with a step down to 4.75 to 1.0 for a period of three consecutive fiscal quarters. The Company may utilize the increase option only two times during the term of the Credit Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.    Description

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 4, 2015, among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2015	Microchip Technology Incorporated

By: /s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.    Description

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 4, 2015, among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.